Exhibit 10.2

CO-CHIEF EXECUTIVE OFFICER
EMPLOYMENT AGREEMENT

This CO-CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 18th day of March 2021 (the “Effective Date”) by and between Tronox Holdings plc (together with its successors and assigns, the “Company”), and John D. Romano, an individual (the “Executive” or “you”).

WHEREAS, you are currently employed as the Interim Co-Chief Executive Officer of the Company pursuant to a Letter Appointment dated December 27, 2020 and an Amended and Restated Employment Agreement dated December 23, 2014 (collectively the “Prior Employment Agreement”); and

WHEREAS, you and the Company desire to terminate the Prior Employment Agreement and to enter into this Agreement to set out the terms and conditions for the continued employment relationship between you and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.            Start Date.  Your new position with the Company as described in this Agreement will be effective as of the Effective Date.

2.            Place of Employment.  During your employment pursuant to this Agreement, you may maintain your personal residence at a location of your own choice and work from such location, provided that:  (i) you are present at the Company’s corporate headquarters, currently located at One Stamford Plaza, 263 Tresser Boulevard, Stamford, Connecticut 06901 (the “Corporate Headquarters”), and/or at the Company’s offices in New York City (the “NYC Office”), as necessary or advisable to effectively manage and execute the business of the Company; and (ii) subject to paragraph 31, you bear all responsibility for personal income taxes in connection with your personal residence decisions.

3.          Position and Duties.  You will be employed by the Company as its Co-Chief Executive Officer, and together with the other Co-Chief Executive Officer, you will serve as the most senior executive officers of the Company, reporting directly to the Board of Directors of the Company (the “Board”). You will have the normal duties, responsibilities and authority implied by such position, subject to the power of the Board to expand such duties or limit such duties (subject to your rights as set forth in this Agreement, including your right to resign for Good Reason as set forth herein).  The Board will elect you as a member of the Board as soon as it can do so subject to ensuring that a majority of the members of the Board meet the independence rules of the New York Stock Exchange.  In addition, the Company and the Board shall take such action as may be necessary or appropriate to nominate you for re-election as a member of the Board at the expiration of the then current term. Notwithstanding the foregoing, if you are requested to resign from the Board at any time, you agree to do so immediately upon receiving such a written request from the Chair of the Board or the Lead Director as the case may be.

4.            Exclusive Service.  You will devote your work time, efforts and attention to the business and affairs of the Company; provided that you may serve on the boards of directors of philanthropic or civic organizations and on the board of directors of one for-profit company; provided such service or participation does not interfere with your employment or duties under this Agreement and that you have advised the Board prior to commencing and the Board has consented in writing (which consent shall not be unreasonably withheld or delayed) to such outside activities.

5.            Termination of Prior Employment Agreement.  Upon the Effective Date of this Agreement, it shall supersede and replace your Prior Employment Agreement, which shall be of no further force or effect.  Notwithstanding the foregoing, within ten (10) business days of the Effective Date, the Company shall pay you the one-time special bonus of $500,000 as set forth in paragraph (b) of your Letter Appointment dated December 27, 2020.

6.            Base Salary.  During your employment pursuant to this Agreement, the Company will pay you a base salary at a rate of no less than $900,000/year, which amount may be increased (but not decreased) from time to time by the Human Resources and Compensation Committee of the Board (the “HRCC”) (the annual base salary as increased from time to time, the “Annual Base Salary”). The Annual Base Salary will be payable in accordance with the Company’s normal payroll practices, with such deductions and withholdings as are required by law.

7.            Bonus.  During your employment pursuant to this Agreement, you will be eligible to receive a cash bonus under the Company’s Annual Incentive Plan (“AIP”) or other similar bonus plan adopted by the Board or the HRCC (an “Annual Bonus”) in an amount targeted on an annual basis at no less than 100% of your Annual Base Salary (or such higher amount for any fiscal year as may be determined by the HRCC from time to time) (the “Target Bonus”), with a maximum Annual Bonus opportunity of up to 200% of the Target Bonus, in each case, based upon your and/or the Company’s attainment of one or more objective performance criteria established in writing by the Board or HRCC. The Company will pay your Annual Bonus, if any, in the year following the year to which such Annual Bonus relates at the same time such AIP bonuses are paid to similarly situated executives of the Company.  If terminated for Cause, the Annual Bonus shall not be deemed to be earned until the date on which it is paid by the Company.

8.            Long-Term Incentive Compensation.  During your employment pursuant to this Agreement, you will be eligible to receive an annual grant of long-term compensation under the Company’s Management Equity Incentive Plan. Your aggregate 2021 Long Term Incentive Plan (“LTIP”) grant, including all such grants provided pursuant to your Prior Employment Agreement, shall be $2,200,000. Your annual grant will be made to you at the same time that other executives of the Company receive their LTIP grants, and it will be made in a form and on terms no less favorable than LTIP grants made to other executives of the Company.

9.            Employee Benefits.  You shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision, life insurance and disability insurance benefits and arrangements and 401(k) plan, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof. In addition, to the extent applicable, you will be entitled to participate in the Company’s relocation program on a basis that is no less favorable to you than any other participant (current or former) in such program.

10.          Vacation.  You will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may be in effect from time to time, but in no event less than five weeks of paid vacation per calendar year.

11.          Financial Advisory Services.  The Company will provide you with a stipend of $10,000 annually toward the cost of personal financial advisory or tax preparation services.

12.          Business Expenses.  You will be reimbursed for all out-of-pocket business, travel, marketing, entertainment and other similar expenses reasonably incurred in the performance of your duties on behalf of the Company following presentation by you of reasonable substantiation of such expenses.

13.          Termination and Change in Control.

a.
Termination for Any Reason.  Upon termination of your employment with the Company for any reason, you will receive payment for any unpaid Annual Base Salary through the date of termination; any Annual Bonus earned but unpaid with respect to a performance period ending on or preceding the date of termination; reimbursement for any unreimbursed business expenses incurred through the date of termination; payment for any accrued but unused vacation time and sick time;  and all other vested payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively the “Accrued Benefits”).

b.
Termination Without Cause or Resignation for Good Reason Prior to a Change in Control.  Except as provided in the paragraph immediately below, if your employment with the Company is terminated without Cause or you resign for Good Reason, in addition to the Accrued Benefits, the Company will pay or provide you with the following: (i)(A) an aggregate dollar amount equal to the product of (x) 2.0 multiplied by (y) the sum of (I) your Annual Base Salary in effect immediately prior to your termination of employment or the occurrence of Good Reason (whichever is higher) plus (II) the Target Bonus, payable in cash in equal installments over the 24 month period immediately following the date of termination of employment; (B) reimbursement (on an after-tax basis) of all of your premiums for continuing your health care coverage and the coverage of your dependents who are covered at the time of your termination or resignation, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period ending on the earlier of the date that is eighteen (18) months after the date of termination or resignation or the date on which you become eligible to be covered by the health care plans of another employer (“COBRA Continuation”); (C) a pro-rata portion of your Annual Bonus for the fiscal year in which your termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro-Rata Bonus”) (collectively, “Severance Payments”) and (ii) with respect to any unvested equity-based incentive awards, such awards shall continue to be governed by the terms of the applicable plan and award agreement under which they were granted; provided that, to the extent such terms or concepts are included in any such plan or award agreement, the definitions of “Cause” and “Good Reason” set forth herein shall apply and control. The Company’s obligation to make Severance Payments is conditioned upon your execution and delivery of the Release (as defined herein). The Company will commence payment (or reimbursement) of the Severance Payments 60 days following the date of termination of your employment, provided that prior to such date, the Release has become effective in accordance with its terms. The first payment will include a catch-up payment covering the amount that would have otherwise been paid during the period between the date of your termination of employment and the first payment date but for the application of the preceding sentence, and the balance of the installments will be payable in accordance with the schedule set forth herein. In the event of your death prior to payment in full of the Severance Payments, the Company shall pay your estate the remaining unpaid Severance Payments.

c.
Termination Following a Change in Control.  If, at any time during the 90 day period preceding, or 24 month period following, a Change in Control, your employment with the Company is terminated without Cause or you resign for Good Reason, in addition to the Accrued Benefits, the Company will pay or provide you with the following: (i)(A) an aggregate dollar amount equal to the product of (x) 3.0 multiplied by (y) the sum of (I) your Annual Base Salary in effect immediately prior to your termination of employment or the occurrence of Good Reason (whichever is higher) plus (II) the Target Bonus, payable as follows: (1) if the Change in Control is also a “change in control event” for purposes of Code Section 409A, the amount in this clause (i)(A) will be paid in a single lump sum within the 60-day period following the date your employment ends (or if later, the date of such Change in Control) or (2) if the Change in Control does not constitute a “change in control event” for purposes of Code Section 409A, the amount in this clause (i)(A) will be paid in equal installments over the 24 month period immediately following the date of termination of employment; (B) COBRA Continuation; (C) the Pro-Rata Bonus (collectively, “CIC Severance Payments”) and (ii)(A) with respect to any unvested equity-based incentive awards subject to time-based vesting, you will immediately become fully vested in, and all options shall immediately become exercisable or cash or shares will be immediately settled or distributed with respect to, all such awards, and (B) with respect to any unvested equity-based incentive awards subject to performance-based vesting, you will vest in, and options shall become exercisable, or cash or shares will be settled or distributed, assuming performance at target levels applicable to all such awards had been achieved (regardless of actual performance) (collectively, “CIC Equity Vesting”). The Company’s obligation to make CIC Severance Payments or provide the CIC Equity Vesting is conditioned upon your execution and delivery of the Release. To the extent any equity grant agreement or other agreement between the Company and you contains provisions accelerating the vesting of unvested equity awards upon a Change in Control (or similar term) or termination of your employment without Cause or a resignation for Good Reason that are more favorable to you than the CIC Equity Vesting, then the vesting provisions of such equity grant or other agreement will govern. The Company will commence payment (or reimbursement, to the extent required by Code Section 409A) of the Severance Payments 60 days following the date of termination of your employment, provided that prior to such date, the Release has become effective in accordance with its terms. The first payment will include a catch-up payment covering the amount that would have otherwise been paid during the period between the date of your termination of employment and the first payment date but for the application of the preceding sentence, and the balance of the installments will be payable in accordance with the schedule set forth herein. In the event of your death prior to payment in full of the CIC Severance Payments, the Company shall pay your estate the remaining unpaid CIC Severance Payments. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer, except to the limited extent provided with respect to COBRA Continuation.

14.          No Excise Tax Gross-Up; Possible Reduction in Parachute Payments.  Notwithstanding any restrictions set forth in any Company plan or arrangement, if any portion of your Severance Payments, CIC Severance Payments, Equity Vesting, CIC Equity Vesting or any other payments in the nature of compensation provided to you (each, a “Payment”) constitutes “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your Payments will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the Excise Tax, in your receipt on an after-tax basis of the greater amount of Payments. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments or CIC Severance Payments, as applicable, and then by reducing or eliminating the Equity Vesting or CIC Equity Vesting, and then by reducing other compensation and benefits. Such reductions shall be allocated pro rata between amounts that are subject to Section 409A of the Code and amounts that are not subject to Section 409A of the Code. Any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs and fees of the Accountants in connection with any calculations contemplated by this section. No less than five days prior to a change in ownership, the Company shall provide you, or permit the Accountants to provide you, with all calculations and supporting documentation related to the determination of the Excise Tax. The Company’s obligations under this section shall survive your termination of employment.

15.          Indemnification.  If you are made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, or proceeding of any type, the Company shall indemnify, defend, and hold you harmless to the fullest extent authorized or permitted by applicable law, by its Certificate of Incorporation, and by its By-Laws, as the foregoing may be amended from time to time, and including any and all expenses (including, without limitation, advancement and payment of attorneys’ fees) and losses arising out of or relating to any of your actual or alleged acts, omissions, negligence or active or passive wrongdoing, including the advancement of expenses you incur. In addition, without limiting the foregoing, the Company shall provide you with indemnification protection under any separate written indemnification agreement entered into with executives and directors of the Company on terms no less favorable than provided to any other Company executive officer or director. Further, in the event you prevail on any material issue in connection with any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between you and the Company, your employment with the Company, or the termination thereof, then the Company shall reimburse you (and your beneficiaries) for any and all costs and expenses (including without limitation attorneys’ fees) incurred by you (or any of your beneficiaries) in connection with such controversy, dispute or claim. In addition, during your employment with the Company and while potential liability exists (but in no event less than six years thereafter), the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and officers of Company.

16.          Confidential Information; Work Product.

a.
Definition of Confidential Information.  As used in this Agreement, “Confidential Information” includes, but is not limited to, any type of trade secret or other information, whether in hard-copy or electronic format or communicated orally, relating to the business of the Company that you acquire or have acquired through employment with the Company, and that has value such that the Company designates or treats the information as confidential through its policies, procedures and/or practices. Confidential Information is limited to information that is not generally known to competitors or that is not in the public domain through lawful means. Confidential Information does not include information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made in breach of a duty of confidentiality); information known to you prior to first receipt of or access to such information in the course of your employment with the Company; or information that has been independently developed and disclosed by, or rightfully received by you outside the course of your employment with the Company from, a third party who does not owe the Company, as applicable, a duty of confidentiality with respect to such information. Subject to the foregoing, examples of Confidential Information include, without limitation, the following: (i) any files, lists or other information relating to customers; (ii) non-published pricing and financial information and data; (iii) strategic, marketing and research information including, without limitation, business plans, strategies and market research data; (iv) technical information including, without limitation, software, source code, object code and other non-public intellectual property; and (v) product research and development including, without limitation, testing data, formulas, products in development and all other research data.

b.
Non-Disclosure of Confidential Information.  You acknowledge that the Company has spent considerable time, effort and expense developing its Confidential Information and has taken reasonable measures to protect its secrecy. You therefore acknowledge and agree that you will not, except in the normal course of your duties on behalf of the Company, disclose or use, or enable anyone else to disclose or use, either during your employment with the Company or at any time subsequent thereto, any Confidential Information without prior written approval from the Company.

c.
Return of Company Property.  You agree that all documents and other materials of any kind pertaining to the business of the Company (including Confidential Information in any format) in your possession at any time during your employment are and shall be the property of the Company and that all such property, including all copies thereof and all such information contained on your personal computer(s), your personal smart phone, your other personal devices, or any other storage devices (electronic or otherwise) shall be surrendered by you to the Company upon the Company’s request from time to time during your employment, and with or without request upon, or within a reasonable period following, the termination of your employment.

17.          Ownership of Property.  You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by you (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company and you hereby assign, and agree to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by you in the course of your work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” you hereby assign and agree to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. You understand, however, that there is no obligation being imposed on you to assign any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time, unless (i) such Work Product relates (a) to the Company’s businesses or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by you under this Agreement.

18.          Non-Disparagement.  You agree that you will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, other than in the performance of your duties for the Company. The Company and its respective officers and directors, respectively, agree that it and they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning you. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

19.          Non-Competition.  You covenant and agree that at all times during your employment by the Company and for a period of 24 months following termination of your employment for any reason or no reason, you shall not, directly or indirectly, individually or jointly, own any interest in, operate, or participate as a partner, advisor, board member, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any person or entity (other than the Company), that engages in the Business in the Restricted Area (as those terms are defined herein). Notwithstanding anything herein to the contrary, this section shall not prevent you from owning not more than five percent (5%) in the aggregate of any class of equity of any company if such equity is publicly traded and listed on any national or regional stock exchange. In addition, the provisions of this section shall not be violated by you commencing employment with a subsidiary, division or unit of any entity that engages in the Business so long as you and such subsidiary, division or unit do not engage in the Business.

20.          Non-Solicitation.  During your employment by the Company and for a period of 24 months following termination of your employment for any reason or no reason: (a) you, except as part of your duties to the Company, shall not directly or indirectly, for your own benefit or on behalf of any other person or entity, for the purpose of entering into a Restricted Transaction, solicit, call on, service or enter into any agreement with any customer with whom the Company did any business within the 12 month period preceding the termination of your employment with the Company, and with whom you had contact for the purpose of a Restricted Transaction, for whom you had supervisory responsibility or about whom you had access to and used Confidential Information; (b) you shall not, directly or indirectly, for your own benefit or on behalf of any other person or entity, solicit, induce or encourage any employee of the Company with whom you had material contact to leave such employee’s employment with the Company or to cease such employee’s relationship with the Company; and (c) you shall not, directly or indirectly, for your own benefit or on behalf of any other person or entity encourage (or assist another in encouraging) any supplier, business partner, or vendor of the Company with whom you had any contact on behalf of the Company within the last 12 months of your employment with the Company to terminate or diminish its relationship with the Company. For purposes of this section, “Restricted Transaction” means the marketing, selling and/or providing of products or services of the type marketed, sold, actively developed or provided by the Company during the 12 month period prior to the termination of your employment. Notwithstanding the foregoing, the provisions of this section shall not be violated by (a) general advertising or solicitation not specifically targeted at Company-related persons or entities, (b) you serving as a reference, upon request, for any employee of the Company, or (c) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such Company-related person or entity for soliciting or hiring.

21.          Enforcement.  You agree and acknowledge that the Restrictive Covenant Provisions do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed on you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this agreement is reasonable with respect to subject matter, time period and geographical area. In the event you breach any provision hereof, the Company shall be entitled to entry of an injunction prohibiting the same, in addition to any other remedy or relief that may be available to the Company at law or in equity. If you breach any provision herein, the time periods relating to the restrictions in the Restrictive Covenant Provisions shall be extended for a period of time equal to that period of time during which you are determined to be in breach.

22.          Definitions.

a.	“Business” means the business of (i) developing, acquiring, managing, producing, marketing, providing and selling titanium ore and titanium dioxide and (ii) mining and beneficiating mineral sands.

b.
“Cause” means (i) the arrest, indictment, conviction or plea of guilty or no contest for any felony or any misdemeanor involving acts of dishonesty or moral turpitude which in the estimation of the Board, acting reasonably, would disqualify you from serving as an executive officer of the Company; (ii) the willful commission of an act involving misappropriation, embezzlement or fraud which involves a material matter with respect to the Company or any of its customers or suppliers; (iii) substantial and repeated failure to perform duties of the office you hold as reasonably directed by the Board; (iv) gross negligence or willful misconduct with respect to the Company that is or could reasonably be expected to be harmful to the Company in any material respect; (v) willful conduct bringing the Company into substantial public disgrace or disrepute, and (vi) any material breach by you of this Agreement or any of the Company’s material policies. Any determination of Cause by the Company will be made by a resolution approved by a two-thirds majority of the members of the Board, provided that no such determination of Cause may be made until you have been given written notice detailing the specific Cause event (which such notice must be provided to you within 30 days of the occurrence of the alleged event constituting Cause), and you have been given a period of at least 30 days following receipt of such notice to cure such event (if susceptible to cure). To the extent an event is not so cured or deemed not susceptible to cure, the Board shall provide you with an opportunity on at least ten days advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event. For purposes of this definition, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company.

c.	“Change in Control” means a “Change of Control” as that term is defined in the Tronox Holdings plc Management Equity Incentive Plan, as amended, as in effect on the date hereof.

d.	“Code” means the Internal Revenue Code of 1986, as amended.

e.
“Good Reason” means (i) a reduction in your Annual Base Salary, (ii) a diminution in your title or a diminution in your duties or responsibilities inconsistent with your position including without limitation being asked to resign as a member from the Company’s Board of Directors (but, excluding an individual event resulting in a de minimis diminution in your duties or responsibilities), provided, however, that if you provide notice of resignation after such a diminution in your title, duties or responsibilities, you agree to provide the Company with continued service in a professional and capable manner for a period of up to six months after such notice (although such period may be reduced in the discretion of the Company), (iii) a material breach of this Agreement by the Company or a material breach by the Company of another material agreement between you and the Company, or (iv) the failure of the Company to obtain the assumption (by operation of law, the continuation of the corporate existence of the Company or otherwise) of this Agreement or substitution of a substantially similar agreement by any successors in a Change of Control, in each case without your prior written consent; provided that you must deliver written notice of your resignation to the Company within 90 days of your actual knowledge of any such event, the Company must be provided at least 30 days during which it may remedy the condition and you must terminate your employment within six months of the initial occurrence of Good Reason in order for such resignation to be with Good Reason for any purpose hereunder (except as set forth in (ii) above).

f.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

g.
“Release” means an agreement executed by you in a form mutually agreeable between you and the Company that contains: (i) an acknowledgement by the Company that it does not know (upon reasonable diligence) of any claims against you and (ii) a general release and waiver by you of any and all claims against the Company; provided that the Release shall specifically exclude: (a) any right to the benefits, including, without limitation, any severance benefits, to which you are entitled under this Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s or its affiliates’ organizational documents, applicable law or otherwise, (c) any rights you may have as a member or holder of equity or other securities of the Company or its affiliates, and (d) any rights or entitlements under any applicable sale or transaction agreement. For the sake of clarity, the Company may require that you re-affirm in the Release the Restrictive Covenants set forth herein, but the Company may not impose additional restrictive covenants on you.

h.	“Restricted Area” means each country throughout the world in which the Company conducts the Business.

i.
“Restrictive Covenants” means, collectively, the sections of this Agreement captioned “Confidential Information; Work Product;” “Ownership of Property;” “Non-Disparagement;” “Non-Competition;” and “Non-Solicitation.”

j.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

23.          Compensation Recovery (Clawback).  Any amounts of compensation paid or awarded to you under this Agreement shall be subject to compensation recovery (clawback) to the extent required by applicable law or regulations in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws and the amounts received based on erroneous data was in excess of what would have been received by you had such noncompliance not occurred.

24.          Representations.  You hereby represent to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and are not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing your duties and obligations hereunder.

25.          Arbitration.  The parties agree that any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, shall be submitted for resolution to the American Arbitration Association (“AAA”) and that three (3) neutral arbitrators will be selected to adjudicate such controversy or claim in a manner consistent with the AAA Employment Arbitration Rules then in effect (the “Rules”). The arbitration proceedings will allow for discovery according to the Rules.  All arbitration proceedings shall be conducted in Oklahoma City, Oklahoma. The parties are entitled to representation by an attorney or other representative of their choosing. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrators. Such arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company relating to this Agreement, the employment relationship between you and the Company and any disputes upon termination of employment, other than claims for workers’ compensation, unemployment insurance benefits, or alleged or threatened breaches of any of the Restrictive Covenants. Accordingly, you and the Company each acknowledges and agrees that each is waiving all respective rights to file an action in court or to receive a trial by jury with respect to any and all claims that are subject to arbitration as set forth herein. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. Notwithstanding the foregoing, in the event you breach or threaten to breach any of the Restrictive Covenants, the Company shall be entitled to entry of an injunction prohibiting same, in addition to any other remedy or relief that may be available to Company at law or in equity. In the event of a breach or threatened breach of any such Restrictive Covenant, you agree that, in addition to any other remedies available at law or equity, the Company may file litigation against you seeking specific performance and temporary and/or preliminary injunctive relief, enjoining or restraining such breach or threatened breach, and you consent to the issuance of such injunctive relief without bond. You also agree that any action seeking such injunctive or equitable relief may be filed in any state or federal court located within Oklahoma and that you shall be subject to personal jurisdiction in any such court.  Notwithstanding anything set forth herein, the parties’ arbitration agreement set forth in this section shall expire immediately following a Change in Control.  Following the arbitration expiration date, the parties agree that any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be submitted for resolution only to the state or federal courts located within Oklahoma.

26.          Code Section 409A.  This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment that are considered “nonqualified deferred compensation” for purposes of Section 409A shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of your termination of employment or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month of your termination of employment shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

27.          Severability.  In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

28.          No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

29.          Assignment.  This Agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets provided, however, that any such assignee assumes the Company’s obligations hereunder.

30.          Tax Withholding and Equalization.  All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.  The Company will tax equalize you for any personal income taxes in the United Kingdom that become due and payable from you in connection with business conducted in the United Kingdom due to your executive and/or Board activities on behalf of the Company.

31.          Entire Agreement.  This Agreement constitutes the entire and only agreement and understanding between the parties relating to your employment with the Company. This Agreement supersedes any and all previous contracts, arrangements or understandings with respect to your employment with the Company, including the Prior Employment Agreement.

32.          Amendment.  The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by you and the Chair of the Board or the Lead Director as the case may be.

33.          Notices.  All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:

Tronox Holdings plc
One Stamford Plaza
263 Tresser Boulevard, Suite 1100
Stamford, Connecticut 06901
Attention: General Counsel

If to you:

John D. Romano
Contact information on file.

34.          Counterparts.  This Agreement may be executed in multiple counterparts and delivered by facsimile or electronic (.pdf or .tiff) signature, each of which shall be considered an original and all of which, when taken together, shall be considered a single agreement.

35.          Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the date set forth below.

ACCEPTED and AGREED to by:

TRONOX HOLDINGS PLC	EXECUTIVE

By: /s/ Ilan Kaufthal	By: /s/ John D. Romano
Ilan Kaufthal	John D. Romano
Chair of the Board

Date: March 18, 2021	Date: March 18, 2021